Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-4 of our report dated March 15, 2012, of our audit of the consolidated balance sheets of Indiana Community Bancorp as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. We also consent to the references to our firm under the caption “Independent Registered Public Accounting Firms and Experts.”

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana

May 31, 2012